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                                                                    EXHIBIT 12.1



                       ASSOCIATED MATERIALS INCORPORATED



               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                         (IN THOUSANDS, EXCEPT RATIOS)



                                                  YEAR ENDED DECEMBER 31,               PRO FORMA
                                      -----------------------------------------------   ---------
                                       1993      1994      1995      1996      1997       1997
                                      -------   -------   -------   -------   -------   ---------
Income before income tax expense....  $12,352   $12,975   $ 1,805   $13,994   $22,613    $24,632
Fixed Charges:
  Interest expense..................  $ 7,581   $10,580   $11,474   $10,882   $ 9,795    $ 7,926
  Portion of rents representative of
     interest factor................    2,833     2,957     3,301     3,737     3,904      3,904
  Amortization of debt..............      202       540       540       445       398        247
                                      -------   -------   -------   -------   -------    -------
          Total fixed charges.......  $10,616   $14,077   $15,315   $15,064   $14,097    $12,077
  Earnings..........................  $22,968   $27,052   $17,120   $29,058   $36,710    $36,709
Ratio of earnings to fixed
  charges...........................     2.16x     1.92x     1.12x     1.93x     2.60x      3.04x
                                      =======   =======   =======   =======   =======    =======
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